                                                                    Exhibit 21.1

Subsidiaries of the Registrant

RCC Real Estate, Inc., a Delaware corporation
RCC Commercial, Inc., a Delaware corporation
Resource TRS, Inc., a Delaware corporation
Apidos CDO I, Ltd., a Cayman Islands company